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                    SHOPKO STORES, INC. AND SUBSIDIARIES
              EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                    First Quarters as of          Fiscal Years Ended
                                               ---------------------------------------------------------
                                                      May 2,       May 3,       January 31,   February 1,
                                                       1998         1997           1998         1997
                                                   (13 Weeks)    (13 Weeks)     (52 Weeks)   (52 Weeks)
                                               ---------------------------------------------------------
 Ratio of Earnings to Fixed Charges
 ----------------------------------------
 COMPUTATION OF EARNINGS

1 Pretax Income                                    $     3,543  $     1,664   $    81,326  $    75,215
2 Add previously capitalized interest
    amortized during the period                            139          139           550          548
3 Less interest capitalized during
    the period                                              17            0             0          128
                                                   -----------  -----------   -----------  -----------
4 Total earnings (sum of lines 1 to 3)                   3,665        1,803        81,876       75,635

  COMPUTATION OF FIXED CHARGES

5 Interest (1)                                           9,046        7,122        32,239       32,128
6 Interest factor in rental expense                      1,069          670         2,691        2,657
                                                   -----------  -----------   -----------  -----------
7 Total fixed charges (sum of lines
    5 and 6)                                            10,115        7,792        34,930       34,785

8 TOTAL EARNINGS AND
    FIXED CHARGES (line 4
    plus line 7)                                   $    13,780  $     9,595   $   116,806  $   110,420
                                                   ===========  ===========   ===========  ===========

9 Ratio (line 8 divided by line 7)                         1.4          1.2           3.3          3.2

  (1) Includes capitalized interest

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